Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
SVP, Investor Relations & Treasurer
217-221-4416

FOR IMMEDIATE RELEASE
Thursday, August 1, 2019

Titan International, Inc. Reports Second Quarter 2019 Results

Quarter Highlights

•	Net sales were $390.6 million, a $38.3 million YOY decrease, net sales would have been $407.1 million on a constant currency basis

•	SGARD expenses were $38.3 million (9.8% of net sales)

•	Loss from operations was $2.4 million

•	Net loss applicable to common shareholders was $7.1 million and EPS was $(0.12)

•	Adjusted EBITDA was $12.8 million

QUINCY, ILLINOIS, August 1, 2019 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the second quarter ended June 30, 2019.

Net sales for the second quarter of 2019 were $390.6 million, compared to net sales of $428.9 million for the second quarter of 2018, representing a $38.3 million decrease. On a constant currency basis, net sales would have been $407.1 million. Net loss applicable to common shareholders for the second quarter of 2019 was $7.1 million, equal to $(0.12) per basic and diluted share, compared to income of $3.8 million, equal to $0.06 per basic and diluted share, in the second quarter of 2018.

Net sales for the first six months of 2019 were $801.0 million, compared to net sales of $854.3 million for the first six months of 2018, representing a $53.3 million decrease. On a constant currency basis, net sales would have been $842.3 million. Net loss applicable to common shareholders for the first six months of 2019 was $5.9 million, equal to $(0.10) per basic and diluted share, compared to income of $19.1 million, equal to $0.32 per basic and diluted share, in the first six months of 2018.

“Our second quarter results reflect a continuation of the difficulties we faced in the first quarter from the global tariff battles and challenging farming conditions in the U.S. as we experienced declines in our sales and margins,” commented Paul Reitz, President and Chief Executive Officer. “All you have to do is spend a little time driving around the Midwest to see how tough things are for farmers right now. Much of the second quarter from an ag perspective was dominated by news involving bad weather, local flooding, prevented planting, poor crop conditions, negative farmer sentiment, and of course the ongoing trade battle. All this has created short-term uncertainty that has significantly impacted demand within the aftermarket and certain OEMs. It is important to note, however, that we did not see a decline in our market share during this period, and we believe our positioning with customers remains strong.

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“Our North American wheel business’ revenues held steady compared to the same quarter in the prior year. However, we experienced a decline in margins as steel prices decreased, but these lower costs were not fully realized as a result of our efforts to reduce elevated inventory levels as we prepared for the ERP transition along with an expectation of increasing first-half demand. Our Russian business continues to face high dealer inventory levels, and local capital markets remain locked in a standstill, which has limited our ability to utilize traditional incentive programs to drive sales during the last several quarters. These two factors weighed most heavily on our second quarter results versus a year ago and from our original expectations for the period.

“The ongoing global tariff battles, along with weather related uncertainties, make near-term visibility extremely challenging for Titan and others within our industry. We believe that higher corn and soybean prices could lead to improvements in the Ag sector in the not too distant future, but weather and trade concerns may continue to mute demand in the short-term. Given the volatility that has entered the market, particularly over the last 90 days, coupled with our first half performance challenges across our business, we need to revise our outlook for 2019. Based on our best estimates at this time, we expect to see improved sales and profitability compared to our second half performance in 2018.  Assuming currency remains at current rates, we now anticipate 2019 net sales to range between flat to down 3 percent as compared to full-year 2018. We anticipate gross margins to improve in the second half, which would lead to an 11.2 percent to 11.6 percent margin for the full year. This reflects improvements we have made relative to our production costs in North America, lower material costs, along with other improvements we expect in the international businesses. We now anticipate our adjusted EBITDA should range between $75 and $90 million for the year. We believe that we could see some recovery in Ag markets later in the year, while we aren’t reflecting any significant sales improvements in our forecasts due to our limited visibility."

ITM Strategic Evaluation

“Earlier this year we announced that we were evaluating strategic alternatives with respect to ITM, our undercarriage business, and that we had engaged a financial advisor to assist us in carrying out this evaluation,” commented Maurice Taylor, Chairman of the Board. “We noted that one of the potential alternatives was a public listing of ITM's shares within Europe. Although we recently pursued a listing of ITM’s shares on the AIM market of the London Stock Exchange, our Board of Directors has determined to postpone the AIM Listing. ITM’s business has performed very well in recent years and during the first half of 2019 with full year 2018 revenue of nearly $450 million. Based on this strong performance, Titan’s Board and our advisor expected an IPO valuation in excess of $300 million. The recent softer conditions of the financial markets in Europe due to Brexit and continued global trade concerns have impacted our ability to obtain a valuation at a suitable level. We continue to believe that ITM has a strong future of continued growth and Titan will execute a plan that is in the best interests of our shareholders."

OEP Agreement

As disclosed in our quarterly report on Form 10-Q for the quarter ended June 30, 2019, on July 30, 2019, Titan Luxembourg S.à r.l., a Titan subsidiary, entered into an agreement (the “OEP Agreement”) with certain subsidiaries of One Equity Partners (“OEP”). Pursuant to the terms of the OEP Agreement, on July 31, 2019, Titan paid to OEP $30.7 million in cash, which, together with Titan’s prior second quarter 2019 cash payment to OEP of $16 million, were made in full satisfaction of the settlement put option exercised by OEP under the Shareholders’ Agreement related to Voltyre-Prom. Immediately following the closing, OEP ceased to have any ownership interest in Voltyre-Prom and Titan's ownership increased to 64.3 percent.

Results of Operations

Net sales for the second quarter ended June 30, 2019, were $390.6 million, compared to $428.9 million in the comparable quarter of 2018, a decrease of 8.9 percent driven by sales decreases in all segments. Overall, net sales volume was down 4.3 percent from the comparable prior year quarter, due primarily to increasingly volatile conditions in the North American agricultural segment, primarily caused by wet weather conditions which have persisted in many of the

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farming regions, and ongoing global trade issues. In addition, sales were negatively impacted by continued challenging market conditions in Russia and Europe. Unfavorable changes in price/mix negatively impacted net sales by 0.8 percent, while unfavorable currency translation further decreased net sales by 3.8 percent.

Net sales for the six months ended June 30, 2019, were $801.0 million, compared to $854.3 million in the comparable six-month period of 2018, a decrease of 6.2 percent driven by sales decreases in all segments. Overall net sales volume was down 3.9 percent from the comparable prior year period, due primarily to the market challenges in Russia and volatility in the North American and European agricultural segments, as a result of the issues described earlier. Unfavorable currency translation further decreased net sales by 4.8 percent. Favorable price/mix partially offset these decreases with a 2.5 percent positive impact on net sales.

Gross profit for the second quarter ended June 30, 2019, was $38.3 million, compared to $58.3 million in the comparable prior year period. Gross margin was 9.8 percent of net sales for the latest quarter, compared to 13.6 percent of net sales in the comparable prior year period. The decrease in gross profit was driven by the impact of lower sales volume across most geographic regions and effects of currency devaluation, especially in Europe, Latin America, and Russia. Gross profit margins in the U.S. were impacted by rapidly changing market conditions where sales volume decreased and there was limited ability in the period to trim production costs. Gross profit and margins were also impacted by performance in the North American wheel business.  While sales were relatively flat versus the prior year and material costs have been declining recently, sales primarily came from elevated inventory levels from earlier in the year where production costs were higher as we prepared for the ERP transition and the expectation of increased demand in the market.

Gross profit for the six months ended June 30, 2019, was $83.6 million, compared to $117.9 million in the comparable prior year period. Gross margin was 10.4 percent of net sales for the latest quarter, compared to 13.8 percent of net sales in the comparable prior year period. The decrease in gross profit was primarily due to a decrease of sales in all segments, which resulted from lower volume and unfavorable currency impact. Additionally, North American gross profit and margins were negatively impacted by short-term impacts from higher costs of inventory sold in the first quarter, the impact of higher production costs, and decreased sales volumes during the second quarter.

Selling, general, administrative, research and development (SGARD) expenses for the second quarter of 2019 were $38.3 million, compared to $36.7 million for the comparable prior year period. As a percentage of net sales, SGARD was 9.8 percent, compared to 8.6 percent for the comparable prior year period. SGARD expenses for the first six months of 2019 were $76.8 million, compared to $74.2 million for the comparable prior year period. As a percentage of net sales, SGARD expenses were 9.6 percent, compared to 8.7 percent for the comparable prior year period. The increase in SGARD expenses for all periods primarily related to certain investments in information technology in North America and an increase in legal fees. Research and development spending reflects initiatives to improve product designs and an ongoing focus on quality.

Loss from operations for the second quarter of 2019 was $2.4 million, or 0.6 percent of net sales, compared to income of $19.0 million, or 4.5 percent of net sales, for the second quarter of 2018.  Income from operations for the first six months of 2019 was $1.7 million, or 0.2 percent of net sales, compared to $38.3 million, or 4.5 percent of net sales, for the first six months of 2018. The decrease in income for all periods was primarily driven by lower net sales and the net result of the items previously discussed.

The second quarter 2019 net loss applicable to common shareholders was $7.1 million, equal to $(0.12) per basic and diluted share, compared to income of $3.8 million, equal to $0.06 per basic and diluted share, in the comparable prior year period.

Net loss applicable to common shareholders for the six months ended June 30, 2019, was $5.9 million, equal to $(0.10) per basic and diluted share, compared to income of $19.1 million, equal to $0.32 per basic and diluted share, in the comparable prior year period.

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EBITDA was $11.5 million for the second quarter of 2019, compared to $32.7 million in the comparable prior year period. Adjusted EBITDA was $12.8 million for the second quarter of 2019, compared to $36.3 million in the comparable prior year period.

EBITDA was $37.1 million for the first six months of 2019, compared to $70.7 million in the comparable prior year period. Adjusted EBITDA was $32.6 million for the first six months of 2019, compared to $78.7 million in the comparable prior year period.

The Company utilizes EBITDA and adjusted EBITDA, non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA can be found at the end of this release.

Segment Information

Agricultural Segment

(Amounts in thousands)	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Net sales	$164,284	$186,870	$356,014	$381,037
Gross profit	14,247	27,270	36,372	57,231
Income from operations	4,365	19,002	18,293	40,323

During the quarter, lower sales volume contributed 6.5 percent to the decrease in net sales while unfavorable currency translation, primarily in Latin America and Europe, decreased net sales by 3.6 percent. Unfavorable price/mix further decreased net sales by 2.0 percent. Lower sales volumes were primarily caused by challenging market conditions, particularly in the United States, where wet weather conditions persisted in many of the farming regions as well as ongoing global trade issues which continue to cause uncertainty for customers.

North American gross profit and margins were negatively affected by the adverse weather conditions that have persisted. Additionally, North American operations experienced short-term impacts of decreased margins caused by rapidly changing markets and limited ability to decrease production costs during the period. Europe and Russia experienced similar impacts during the quarter. Gross profit and margins were also impacted by performance in the North American wheel business.  While sales were relatively flat versus the prior year and material costs have been declining recently, sales primarily came from elevated inventory levels from earlier in the year where production costs were higher as we prepared for the ERP transition and the expectation of increased demand in the market. Unfavorable foreign currency translation and lower sales volume in most geographic areas also contributed to the decrease in gross profit.

During the six months ended June 30, 2019, lower sales volumes contributed 4.4 percent to the decrease in net sales while unfavorable currency translation in all international locations further decreased net sales by 4.7 percent. Favorable price/mix partially offset these decreases with a 2.5 percent positive impact on net sales. Lower sales volumes in the first half of 2019 were primarily a result of the difficult market conditions due to global trade issues and the adverse weather conditions mentioned earlier. Lower sales volume and unfavorable foreign currency translation drove the overall decrease in gross profit during the first six months of 2019.

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Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Net sales	$184,782	$198,963	$361,527	$387,696
Gross profit	19,701	24,260	37,871	46,722
Income from operations	5,697	11,575	11,225	21,528

The decrease in earthmoving/construction net sales during the quarter was driven by decreased volume which negatively impacted net sales by 3.0 percent. There have been selective delays in customer expectations on deliveries from the first half of the year as market demand for original equipment has shifted, which should occur during upcoming periods. Unfavorable currency translation across all non-US geographies and an unfavorable price mix decreased net sales by 4.0 percent and 0.1 percent, respectively. The decrease in gross profit during the quarter was primarily driven by the lower sales volume which created certain production inefficiencies, and from unfavorable foreign currency translation.

The decrease in earthmoving/construction net sales for the six months ended June 30, 2019 was driven by decreased volume which negatively impacted net sales by 3.5 percent. This decrease was primarily caused by similar shifts in customer demand for deliveries that were experienced in the second quarter. Unfavorable currency translation across all non-U.S. geographies decreased net sales during the first six months of 2019 by 4.7 percent which was partially offset by a favorable price/mix of 1.5 percent. The decrease in gross profit was primarily due to lower sales volume and unfavorable foreign currency translation during the period.

Consumer Segment

(Amounts in thousands)	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Net sales	$41,531	$43,071	$83,430	$85,553
Gross profit	4,360	6,782	9,329	13,920
Income from operations	1,228	3,651	3,349	7,598

The decrease in consumer segment net sales during the quarter was driven by unfavorable currency translation, primarily in Latin America, of 4.2 percent and lower volume, which contributed an additional decrease of 1.0 percent to net sales. Favorable price/mix contributed 1.6 percent to net sales, partially offsetting the aforementioned variables. Gross profit from the consumer segment for the quarter decreased compared to the comparable prior year quarter, due primarily to the mix of products sold in certain geographies.

The decrease in consumer segment net sales for the six months ended June 30, 2019, was primarily due to unfavorable currency translation in all international locations, which contributed to a 6.1 percent decrease, and lower volume, which contributed an additional decrease of 3.0 percent to net sales. Favorable price/mix contributed 6.6 percent to net sales, partially offsetting the aforementioned variables.

Financial Condition

David Martin, Senior Vice President and Chief Financial Officer commented, “Our working capital improved during the quarter as we generated cash from both accounts receivable and inventory. I am confident we will be able to further this trend with continued and improved working capital management and we expect these efforts will result in positive cash flow for the year. We have the capability to manage our existing and anticipated financial obligations with improving cash flow, our expanded credit line, along with other near-term expected positive cash flow events.”

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The Company ended the second quarter of 2019 with total cash and cash equivalents of $66.4 million, compared to $81.7 million at December 31, 2018. Long-term debt at June 30, 2019, was $445.4 million, compared to $409.6 million at December 31, 2018. Short-term debt was $71.4 million at June 30, 2019, compared to $51.9 million at December 31, 2018. Net debt (total debt less cash and cash equivalents) was $450.4 million at June 30, 2019, compared to $379.8 million at December 31, 2018.

Net cash used for operations for the quarter ended June 30, 2019, was $10.0 million, compared to $29.9 million for the comparable prior year period. Capital expenditures were $16.7 million for the first six months of 2019, compared to $18.4 million for the comparable prior year period.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the second quarter financial results on Thursday, August 1, 2019, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference with live audio Q&A, participants in the U.S. should dial (888) 347-5307, participants in Canada should dial (855) 669-9657, and other international callers should dial (412) 902-4283.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, whether the Company's process in evaluating its strategic alternatives with respect to Italtractor ITM S.p.A. ("ITM"), one of the Company's subsidiaries that designs and produces steel track and undercarriages for the construction, mining and agricultural markets, will result in any transaction or other action with respect to ITM or that any transaction or other action will be consummated; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; unfavorable outcomes of legal proceedings; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; the impact of the Russian Direct Investment Fund's exercise of the settlement put option relating to the Company's redeemable noncontrolling interest in Voltyre-Prom; the impact of

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the Company's consummation of the transactions with One Equity Partners with respect to the settlement of the put option under the shareholders' agreement relating to Voltyre Prom; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018

Net sales	$390,597	$428,904	$800,971	$854,286
Cost of sales	352,289	370,592	717,399	736,413
Gross profit	38,308	58,312	83,572	117,873
Selling, general and administrative expenses	35,746	33,960	71,651	68,599
Research and development expenses	2,544	2,754	5,161	5,631
Royalty expense	2,448	2,634	5,054	5,297
(Loss) income from operations	(2,430)	18,964	1,706	38,346
Interest expense	(8,295)	(7,672)	(16,228)	(15,190)
Foreign exchange (loss) gain	(1,239)	(3,610)	4,484	(8,042)
Other income	2,069	2,477	3,065	10,227
(Loss) income before income taxes	(9,895)	10,159	(6,973)	25,341
(Benefit) provision for income taxes	(3,218)	1,683	(1,303)	897
Net (loss) income	(6,677)	8,476	(5,670)	24,444
Net (loss) income attributable to noncontrolling interests	(253)	40	(1,224)	(1,639)
Net (loss) income attributable to Titan	(6,424)	8,436	(4,446)	26,083
Redemption value adjustment	(661)	(4,678)	(1,437)	(7,021)
Net (loss) income applicable to common shareholders	$(7,085)	$3,758	$(5,883)	$19,062

Earnings per common share:
Basic	$(0.12)	$0.06	$(0.10)	$0.32
Diluted	$(0.12)	$0.06	$(0.10)	$0.32
Average common shares and equivalents outstanding:
Basic	60,000	59,750	59,973	59,731
Diluted	60,000	59,878	59,973	59,877

Dividends declared per common share:	$0.005	$0.005	$0.010	$0.010

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	June 30, 2019	December 31, 2018

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$66,366	$81,685
Accounts receivable, net	272,006	241,832
Inventories	385,368	395,735
Prepaid and other current assets	62,473	60,229
Total current assets	786,213	779,481
Property, plant and equipment, net	375,997	384,872
Operating lease assets	24,422	—
Deferred income taxes	1,965	2,874
Other assets	80,931	84,029
Total assets	$1,269,528	$1,251,256

Liabilities
Current liabilities
Short-term debt	$71,366	$51,885
Accounts payable	209,422	212,129
Other current liabilities	111,834	111,054
Total current liabilities	392,622	375,068
Long-term debt	445,388	409,572
Deferred income taxes	8,819	9,416
Other long-term liabilities	79,091	67,290
Total liabilities	925,920	861,346

Redeemable noncontrolling interest	55,517	119,813

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 60,715,356 issued at June 30, 2019, and December 31, 2018)	—	—
Additional paid-in capital	527,763	519,498
Retained deficit	(29,751)	(29,048)
Treasury stock (at cost, 714,986 and 798,383 shares, respectively)	(7,082)	(7,831)
Accumulated other comprehensive loss	(207,996)	(203,571)
Total Titan shareholders’ equity	282,934	279,048
Noncontrolling interests	5,157	(8,951)
Total equity	288,091	270,097
Total liabilities and equity	$1,269,528	$1,251,256

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Six months ended
	June 30,
Cash flows from operating activities:	2019	2018
Net (loss) income	$(5,670)	$24,444
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	27,809	30,175
Deferred income tax provision	156	287
Stock-based compensation	555	618
Issuance of treasury stock under 401(k) plan	459	279
Foreign currency translation (gain) loss	(1,789)	8,034
(Increase) decrease in assets:
Accounts receivable	(27,193)	(70,633)
Inventories	14,258	(47,612)
Prepaid and other current assets	(1,763)	(4,555)
Other assets	1,305	(4,642)
Increase (decrease) in liabilities:
Accounts payable	(3,863)	39,550
Other current liabilities	(6,949)	(660)
Other liabilities	(7,316)	(5,212)
Net cash used for operating activities	(10,001)	(29,927)
Cash flows from investing activities:
Capital expenditures	(16,725)	(18,416)
Payment related to redeemable noncontrolling interest	(41,000)	—
Other	1,235	884
Net cash used for investing activities	(56,490)	(17,532)
Cash flows from financing activities:
Proceeds from borrowings	92,723	40,078
Payment on debt	(42,083)	(24,527)
Dividends paid	(599)	(598)
Net cash provided by financing activities	50,041	14,953
Effect of exchange rate changes on cash	1,131	(4,573)
Net decrease in cash and cash equivalents	(15,319)	(37,079)
Cash and cash equivalents, beginning of period	81,685	143,570
Cash and cash equivalents, end of period	$66,366	$106,491

Supplemental information:
Interest paid	$16,416	$15,801
Income taxes paid, net of refunds received	$4,203	$5,025

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides a quantitative reconciliation between net income, the most directly comparable financial measure calculated and reported in accordance with GAAP, and EBITDA and adjusted EBITDA, each of which is a non-GAAP financial measure.

We present EBITDA and adjusted EBITDA as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

EBITDA and adjusted EBITDA should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of net income to EBITDA and adjusted EBITDA, non-GAAP financial measures, for the three and six month periods ended June 30, 2019 and 2018.

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018

Net (loss) income	$(6,677)	$8,476	$(5,670)	$24,444
Adjustments:
(Benefit) provision for income taxes	(3,218)	1,683	(1,303)	897
Interest expense	8,295	7,672	16,228	15,190
Depreciation and amortization	13,136	14,845	27,809	30,175
EBITDA	$11,536	$32,676	$37,064	$70,706
Adjustments:
Foreign exchange (gain) loss	1,239	3,610	(4,484)	8,042
Adjusted EBITDA	$12,775	$36,286	$32,580	$78,748

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